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                           SALE AND PURCHASE AGREEMENT
                  REGARDING THE SALE AND PURCHASE OF SHARES IN

                                   GAVITEC AG,
                               WUERSELEN, GERMANY

                             Dated February 17, 2006

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

                           Sale and Purchase Agreement

among

1.    GZ Paul Partners BV,  Vredehofstraat  7, 3761 HA Soest,  Niederlande  ("GZ
      Paul"),

2. Juelicher Kapital Beteiligungsgesellschaft mbH, Karl-Heinz-Beckurts-Str. 13, 52428 Julich,

3.    Herrn Jorg Kuechen, Ginsterweg 7, 52134 Herzogenrath,

4.    Herrn Richard Rolf Reuter, Feldstra(beta)e 4, 52146 Wuerselen,

5.    Herrn Ralph Schraven, Steckendorferstra(beta)e 126, 47798 Krefeld,

6.    Herrn Franz-Josef Titz, Schafenberg 40, 52379 Langerwehe,

7.    Herrn Dr. Christian Steinborn, II. Rote-Haag-Weg 11a, 52076 Aachen,

8.    Herrn Laurens Nunnink, Vinkedelstraat 3, NL-6369 BT Simpelveld,

                     - the parties per no's 1 through 8 referred to individually as "Seller" or collectively as the "Sellers";

and

Neomedia Technologies, Inc.

2201 Second Street, Suite 600

Ft. Myers, Florida 33901

USA

                                        - herein referred to as the "Purchaser".

                                  - the Seller and Purchaser herein collectively
                   referred to as the "Parties", and each of them as a "Party"-,

                                    RECITALS

      WHEREAS, the Sellers are all the present shareholders of GAVITEC AG;

      WHEREAS, Purchaser is a company under the laws of Florida with its legal seat in Fort Myers; and

      WHEREAS, the Sellers wish to sell all shares in GAVITEC AG to and Purchaser wishes to acquire all shares of the Sellers in GAVITEC AG.

      NOW, THEREFORE, the Parties hereto agree as follows:

                                   SECTION 1

                               Corporate Ownership

      1.1 Particulars of the Company. GAVITEC AG (herein referred to as the "Company") is a stock corporation (Aktiengesellschaft) duly organized under the laws of Germany with registered offices at Jens-Otto-Krag-Str. 11, 52146 Wuerselen, Germany and registered with the Commercial Register of Aachen under HRB 8599.

      1.2 Registered Share Capital of the Company. The registered share capital (Grundkapital) of the Company amounts to EUR 222,000 (EURO two hundred and twenty two thousand) (herein referred to as the "Registered Share Capital"). The Registered Share Capital is divided into registered no-par common name shares (auf den Namen lautende Stamm-Stueckaktien) held by the Sellers (hereinafter collectively referred to as the "Seller Shares") as set forth in Annex 1.2. There are no other shareholders besides the Sellers and no share options have been granted to third parties.

      The Registered Share Capital has been fully paid and has not been repaid.

                                   SECTION 2

                        Sale and Purchase of the Shares;
                          Right to Profits Company Name

      2.1 Sale and Purchase of the Shares; Right to Profits. The Sellers hereby sell, and Purchaser hereby purchases, upon the terms and conditions of this Agreement (herein referred to as the "Agreement"), the Seller Shares. It is understood that the sale hereunder (as well as all other provisions hereof) shall in any case apply to all shares held in the Company by the Sellers and all rights to acquire any such shares, even if such shares should have a number other than as set forth in Annex 1.2. The sale and purchase of the Seller Shares hereunder shall include any and all rights pertaining to the Seller Shares, including, without limitation, the right to receive all dividends accrued in the current and previous fiscal years which have not yet been distributed prior to the date of this Agreement.


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

      For the avoidance of doubt, the Sellers hereby waive any and all preemption, consent and other similar rights regardless of their nature or legal basis which Sellers may have regarding the Shares. The Sellers also grant all consents which may be required for the transaction contemplated hereunder to take effect.

      2.2 Condition of Transfer of Shares. The transfer of legal title and the assignment (dinglicher Rechtsuebergang) of the Sellers Shares shall occur on the Closing and be conditional upon (aufschiebende Bedingung) the full payment of the Consideration, as described in Section 4 herein.

      2.3 Right to Company's Names. Sellers shall not use the name "GAVITEC" or any of the trademarks or logos owned by the Company as listed in Annex 2.3 or any denominations which are confusingly similar to such trademarks or logos on the name GAVITEC in the sense of ss. 14 German Trademark Law (Markengesetz).

                                   SECTION 3

                           Closing; Closing Conditions

      3.1 Closing; Closing Date. The consummation of the transactions contemplated by this Agreement (herein referred to as the "Closing") shall take place on the Business Day on which the last of the Closing Conditions set forth in Section 3.2 has been satisfied, at the offices of Debevoise & Plimpton LLP, Taubenstrasse 7-9, 60313 Frankfurt am Main, Germany, or at such other place and at such other time the Sellers and the Purchaser will have mutually agreed upon. The date on which the Closing occurs shall herein be referred to as the "Closing Date".

      3.2 Closing Conditions of the Sellers. The obligation of the Sellers to carry out the Closing shall be subject to the satisfaction of each of the following conditions to Closing (herein collectively referred to as the "Seller Closing Conditions", and each of them a "Seller Closing Condition"):

            (a) approval of the supervisory board of the Company;

            (b) as far as the Sellers are natural persons, the declaration that the consent of their spouses according to ss. 1365 BGB is not required or in case such consent is required, the consent of the respective spouses; and

            (c) letters of resignation of all members of the supervisory board.


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

      3.3 Closing Conditions of the Purchaser. The obligation of the Purchaser to carry out the Closing shall be subject to the satisfaction of the following condition to Closing (herein referred to as the "Purchaser Closing Condition"): the bring-down of the Representations and Warranties of Purchaser set forth in
Section 6 hereof.

      3.4 Waiver of Closing Conditions. The Purchaser shall be entitled to waive, by written notice to the Sellers, any or all of the Seller Closing Conditions and the Sellers shall be entitled to waive, by written notice to the Purchaser, the Purchaser Closing Condition.

      3.5 Obligations with Respect to the Closing Conditions. After the date of this Agreement, the Sellers shall inform the Purchaser in writing without undue delay (unverzueglich) as soon as all Closing Conditions per Section 3.2 above have been satisfied.

      3.6 Consequences of Non-Satisfaction of the Closing Conditions.

            3.6.1 Each Party shall have the right to rescind (zuruecktreten) this Agreement by written notice to the other Parties if the Closing Conditions set forth above have not been waived by Purchaser or met by the Sellers, at the latest, 2 months after the date of this Agreement.

            3.6.2 Any rescission under this Section 3.5 shall be valid only if the recipient Parties have received such written notice of rescission prior to the date on which the relevant Closing Condition has been satisfied or waived.

      3.7 Consummation of the Transactions. At the Closing the Purchaser shall pay the Cash Purchase Price and issue the Consideration Shares each in accordance with Section 4 hereof to the Sellers. The Sellers herewith transfer and assign at the Closing Date and under the condition precedent (aufschiebende Bedingung) of the full payment of the Consideration, as defined in Section 4.1 hereof, in accordance with Section 4 hereof all Seller Shares. The Purchaser hereby accepts such transfers and assignments.

                                   SECTION 4

                      Consideration; Conditions of Payment

      4.1 Cash Purchase Price. The purchase price to be paid in cash by the Purchaser to the Sellers for the Seller Shares shall be:

                           an amount of US$ 1,800,000

(herein referred to as the "Cash Purchase Price", the Cash Purchase Price and the Stock Consideration, as described in 4.2 hereof, are together referred to herein as the "Consideration") paid against simultaneous transfer (Zug um Zug) of the Seller Shares to the Purchaser at Closing.


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

      4.2 Stock Consideration.

            4.2.1 In addition to the Cash Purchase Price, at Closing, the Purchaser shall issue to the Sellers, distributed among the Sellers as set forth in detail in Annex 4.2.1, an aggregate number of shares of its common stock (the "Consideration Shares"), equivalent to US$5,400,000.00 (the "Stock Purchase Price") divided by the average Volume Weighted Average Price (as defined below) of the Purchaser's common stock as measured over the 10 Trading Days (as defined below) immediately before the signing of this Agreement. At Closing, the Purchaser shall deliver to the Sellers, or to GZ Paul Management Services GmbH as their joint representative, share certificates evidencing the Consideration Shares in the amounts and in the names set forth on Annex 4.2.1. In the event that the average Volume Weighted Average Price (the "Liquidity Price") of the Purchaser's common stock as measured over the 10 Trading Days immediately before the earlier of the date upon which the Sellers are first able to sell the Consideration Shares under Rule 144(k) of the U.S. Securities Act of 1933, as amended (the "Securities Act"), and the date on which the U.S. Securities and Exchange Commission (the "SEC") declares the Registration Statement or any Piggyback Registration (each as defined in Section 16) effective (such earlier date being referred to hereinafter as the "Liquidity Date") (provided, however, that if the Purchaser's common stock is not being quoted on the US OTC bulletin board or a US automated quotation system on the Liquidity Date, the Liquidity Date shall be the business day immediately following the 10th Trading Day after quotes for the Purchaser's common stock have recommenced) is less than the last sale price of the Purchaser's common stock on the date of signing of this Agreement (the "Closing Price"), the Purchaser shall on the fifth business day following the Liquidity Date (or if such day is not a business day, the next business day thereafter) pay to the Sellers in cash, directly an amount equal to the number of Consideration Shares multiplied by the amount by which the Closing Price exceeds the Liquidity Price (and such payment shall be made in Euro calculated on the reference rate of the European Central Bank based on the regular daily concertation procedure between central banks within and outside the European system of central banks of the business day preceding the day payment is made) ("Closing Price Adjustment"). For purposes of this Section 4.2.1, "Volume Weighted Average Price" means the last sale price of the common stock of the Purchaser on any given day times the volume for that day. "Trading Day" means a day on which the principal exchange or market on which the common stock of the Purchaser is listed or admitted to trading is open for the transaction of business.

            4.2.2 10% of the Consideration Shares, prorated among the Sellers as further described in Annex 4.2.2 ("Escrow Shares"), shall be held in escrow by an escrow agent appointed by both parties ("Escrow Agent"). The Escrow Shares shall be held in escrow until December 31, 2006 and shall serve as security for


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

any claim Purchaser may have under this Agreement against Sellers. Purchaser herewith undertakes to instruct the Escrow Agent to release all Escrow Shares to the Sellers if Purchaser has not notified the Sellers on or before December 31, 2006 that the Purchaser has certain claims against the Sellers under Section
10.1 of this Agreement. The Sellers shall instruct the Escrow Agent to release all or part of the Escrow Shares, as the case may be, to the Purchaser representing the amount which the arbitration court or the competent court, as the case may be, has in a final and non-appealable decision awarded to the Purchaser and Purchaser shall immediately instruct the Escrow Agent to release to the Sellers all other Escrow Shares. In the event that the arbitration court or the competent court, as the case may be, in a final and non-appealable decision has not warded any compensation amount, Purchaser shall instruct the Escrow Agent to release all Escrow Shares to the Sellers.

            4.2.3 If the Registration Statement or any Piggyback Registration (each as defined in Section 16) has been declared effective by the SEC, and upon the release to the Sellers of the Escrow Shares the market value of the Escrow Shares is less than the Liquidity Price (as adjusted by the Closing Price Adjustment, as the case may be, applying the provisions of Section 4.2.1), the Purchaser shall pay to the Sellers, in cash, an amount equal to the difference between the Liquidity Price (as adjusted by the Closing Price Adjustment, as the case may be, applying the provisions of Section 4.2.1) and the market value of the Escrow Shares on the date the Escrow Shares are released to the Sellers.

      4.3 Payments to Sellers. All payments owed by the Purchaser to the Sellers under this Section 4 shall be paid by the Purchaser free and clear of costs and charges in Euro (calculated on the reference rate of the European Central Bank based on the regular daily concertation procedure between central banks within and outside the European system of central banks of the business day preceding the day payment is made) and in immediately available funds by wire transfer to the account of GZ Paul Management Services GmbH at HypoVereinsbank, Frankfurt, Germany branch, account number: 36 79 13 029, BLZ: 503 201 91, IBAN: DE05 5032 0191 0367 9130 29, Swift-Code: HYVEDEMM430 who will distribute such payments (each after deducting any costs accrued) to the Sellers, in particular the Cash Purchase Price according to Annex 4.3.

                                   SECTION 5

                    Representation and Warranties of Sellers

      Except as specifically set forth in the Annexes to this Agreement attached hereto and except for the Purchaser's knowledge, the Sellers hereby guarantee to the Purchaser subject to the requirements and limitations provided in Section 7 hereof or otherwise in this Agreement by way of an independent promise of guarantee in accordance with Section 311 Para. 1 of the German Civil Code (Buergerliches Gesetzbuch) (selbstaendiges Garantieversprechen i.S.d. ss. 311 Abs. 1 BGB) (herein referred to as the "Seller Guaranties") that the statements


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

made in this Section 5 are complete and accurate as of the date of this Agreement and as of the Closing Date, it being understood that such statements shall not constitute a guarantee of properties concerning the object of the purchase within the meaning of Sections 443, 444 of the German Civil Code (Beschaffenheits- oder Halbarkeitsgarantie):

      5.1 Corporate Issues and Authority of the Seller.

            5.1.1 The Company is duly organized and validly existing under the laws of Germany. The statements made in the Recitals with respect to the Sellers and the statements made in Section 1 with respect to the Sellers, the Company, the Registered Share Capital and the Seller Shares are true, accurate and complete in every respect. The Company has the corporate power and authority to carry on their respective businesses as they have been conducted and will have been conducted up to the Closing Date.

            5.1.2 The Seller Shares are validly existing, free and clear of any liens, rights and privileges of third parties and have not been pledged, assigned, charged or otherwise encumbered or used as a security, and the Sellers may freely dispose of the Seller Shares without any limitations or restrictions. There are no options or pre-emptive rights with respect to the Seller Shares. The Sellers have made available to Purchaser a complete and correct copy of the Company's articles of association, as amended to date which are in full force and effect.

            5.1.3 No bankruptcy, insolvency or judicial composition proceedings have been initiated or to the knowledge of Sellers have been applied for under any applicable law against the Company nor to the knowledge of Sellers have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of the Company. There exist to the knowledge of the Sellers no circumstances which would require the opening of such proceedings or justify or require the avoidance of this Agreement in the future; in particular, the Company is not insolvent (zahlungsunfaehig), or is over-indebted (ueberschuldet) within the meaning of the German Insolvency Code or other applicable law such that it would have to file a petition of bankruptcy (Insolvenzantrag).

      5.2 Financial Statements.

            5.2.1 To the knowledge of Sellers, the 2004 Financial Statements of the Company (Annex 5.2) (i) have been prepared in accordance with generally accepted accounting principles under the laws of Germany consistently applied with past practice, maintaining the same accounting and valuation principles, methods and rules; (ii) present a fair view of the assets and liabilities (Vermoegenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the times and for the periods referenced therein, and (iii) cover all liabilities of the Company as of their date referenced therein (Bilanzstichtag) that are legally required to be covered.


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

            5.2.2 To the knowledge of Sellers, the books, records and accounts of the Company (a) have been maintained in accordance with ordinary business practices of the Company, and (b) present a fair view of the assets and liabilities (Vermoegenslage), financial condition (Finanzlage) and results of operation (Ertragslage) of the Company for the times and for the periods referenced therein.

            5.2.3 The Company has not given any loans to third parties or given any guarantees in favor of third parties.

      5.3 Intellectual Property, Information Technology.

            5.3.1 Other than listed in Annex 5.3.1, neither the Sellers nor, to Sellers' knowledge, the Company have received notice from any third party with respect to any assertion or claim challenging the validity of any intellectual property rights owned or used by the Company, and to the knowledge of Sellers there is no underlying basis for any such assertion or claim.

            5.3.2 Other than listed in Annex 5.3.2, none of the Company's intellectual property rights referred to in Section 5.3.1 hereof is subject to any litigation or administrative proceedings, nor to the knowledge of Sellers have any such proceedings been threatened.

            5.3.3 Any computer hardware, software, firmware, networks and other information technology used by or required to carry on any of the business operations of the Company (herein referred to as the "Information Technology") in the manner carried on prior to and/or at the date of this Agreement
(including the fulfillment of existing contracts and commitments) is either owned or validly leased or licensed to the Company.

            5.3.4 Annex 5.3.4 contains a true, accurate and complete list of all intellectual property rights material to the business of the Company as of the date hereof owned by or licensed to the Company and having acquisitions costs or annual license fees in excess of EUR 10,000 (the "Intellectual Property Rights"). These Intellectual Property Rights constitute substantially all intellectual property rights used or held for use in the operations of the Company and to the knowledge of the Sellers are adequate to conduct the operations of the Company as currently conducted by the Company and, with respect to the design, development and sale of the products and services of the Company, to the knowledge of the Sellers as proposed to be conducted by the Company.

            5.3.5 Neither the Company nor its Subsidiaries has given an indemnity in connection with any of its Intellectual Property Rights to any person.


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

            5.3.6 The Company has not, to the knowledge of the Sellers, in the conduct of its operations, infringed, misappropriated or otherwise violated any patents or trademarks or other intellectual property rights of any third party. Other than listed in Annex 5.3.6 there is no claim, action, investigation or proceeding pending (rechtshaengig) against or, to the knowledge of the Sellers, threatened against either of the Company or any present or former officer, director or employee of the Company (i) based upon, or challenging or seeking to deny or restrict, the rights of the Company in any of its intellectual property rights, (ii) alleging that the use of such intellectual property rights or any services provided, processes used or products manufactured, used, imported or sold, in each case with respect to the Company, do or may conflict with, misappropriate, infringe or otherwise violate any intellectual property rights of any third party or (iii) alleging that the Company infringed, misappropriated or otherwise violated any intellectual property rights of any third party.

            5.3.7 None of the Intellectual Property Rights material to the operations of the Company has been adjudged in proceedings involving the Company invalid or unenforceable, in whole or in part, and all such Intellectual Property Rights are, to the knowledge of the Sellers, valid and enforceable.

            5.3.8 The Company holds all right, title and interest in and to all of the Intellectual Property Rights owned by the Company, free and clear of any lien (Pfandrecht). The Company has taken all actions reasonable and consistent with their customary practice to maintain and protect their Intellectual Property Rights, especially all fees for maintenance and renewal of such Intellectual Property Rights have been paid.

            5.3.9 To the knowledge of the Sellers no person has infringed, misappropriated or otherwise violated any of the Intellectual Property Rights. The Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of their Intellectual Property Rights. Other than to any licensors' of any of the Intellectual Property Rights licensed to the Company, to the knowledge of the Sellers none of the Intellectual Property Rights that are material to the operations of the Company and the value of which to the operations of the Company is contingent upon maintaining the confidentiality thereof, has been disclosed other than to employees, representatives and agents of the Company.

            5.3.10 To the knowledge of the Sellers, there are no license fees for license software and other industrial property rights which are due but outstanding.


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

      5.4 Fixed Assets. All fixed assets (Anlagevermoegen) necessary for or used in the present business operations of the Company are reflected in the 2004 Financial Statements in accordance with applicable German GAAP. Such fixed assets are not charged or otherwise encumbered with third party rights except for retention of title rights (Eigentumsvorbehalte) or other statutory liens incurred in the ordinary course of business.

      5.5 Current Assets. All current assets (Umlaufvermoegen), including the inventory (Vorraete), necessary for or used in the present business operations of the Company are reflected in the 2004 Financial Statements in accordance with applicable German GAAP. Such current assets are not charged or otherwise encumbered with third party rights except for retention of title rights (Eigentumsvorbehalte) or other statutory liens incurred in the ordinary course of business. The receivables for the financial year 2004 of the Company are reflected in the 2004 Financial Statements in accordance with applicable German GAAP.

      5.6 Customers and Suppliers; Adverse Reaction on Change of Control.

            5.6.1 To the knowledge of the Sellers none of the customers or suppliers of the Company will materially reduce the extent of their previous dealings with the Company as a result of the consummation of the transactions contemplated hereunder. The Parties agree that any such reactions are beyond the control of the Sellers and/or the Company and that therefore the Sellers' obligations in this regard shall be limited to undertaking reasonable efforts to cooperate in good faith with the Purchaser to eliminate or minimize such reactions. The Sellers and the Purchaser shall jointly address any such situation as it may arise.

            5.6.2 Annex 5.6.2 contains a true, accurate and complete list of all contracts with customers of the Company executed in 2004 or 2005 with a net fee volume of the Company in excess of EUR 25,000 (the "Material Customer Contracts"). Copies of the written Material Customer Contracts have been made available to the Purchaser in the due diligence. To the knowledge of the Sellers no Material Customer Contract has been terminated or its fee has been materially reduced by the customer because of unsatisfactory performance of the Company under the Material Customer Contract.

      5.7 Full Disclosure.

            5.7.1 No representation or warranty made by the Sellers in this Agreement nor any of the exceptions, qualifications or other information set forth in the Annexes hereto (a) contains any statement that is false or misleading; or (b) omits to state any fact that is necessary to make the statements made, in the context in which made, not false or misleading which may have a material adverse effect on the business of the Company. The copies of the documents attached as Annexes hereto are true, complete and accurate and are not missing any amendments or modifications that would be pertinent to Purchaser's understanding thereof.


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

            5.7.2 To the knowledge of Sellers, the documentation submitted to Sellers in the course of the due diligence, namely in the virtual data room, during meetings and on two CDs (Due Diligence NEOMEDIA 07.12.2005 and DD-MM-Nachschlag 02.11.2005) together with information otherwise submitted during or in connection with meetings held have been assembled carefully under the standards of a reasonable businessman.

      5.8 Labor Matters.

            5.8.1 Annex 5.8.1 contains a complete and correct list of all employees (including apprentices and part-time employees) of the Company as of October 31, 2005.

            5.8.2 The Company has fulfilled all payment and other obligations when due to their respective employees including managing directors or similar executives.

            5.8.3 There are currently no labor disputes between any managing director, similar executive or employee and the Company nor are there any obligations of the Company resulting from past labor disputes which may have a material adverse effect. To the knowledge of the Sellers, none of the current employees of the Company has given notice of termination at the date hereof.

            5.8.4 No strikes or walkouts are ongoing or imminent at the Company.

            5.8.5 Other than statutory pension rights (Gesetzliche Rentenversicherung), no pension or retirement schemes or any other similar commitments or arrangements with any managing directors, similar executives or employees have been made or promised by the Company. A copy of or accurate information as to each bonus, deferred compensation, pension, retirement, profit sharing, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, employment, termination, severance, compensation, medical, health or other plan, agreement, policy or arrangement that covers employees, directors, former employees or former directors of the Company and which survives the Closing or result in a liability to be settled after Closing (the "Compensation and Benefit Plans") and any trust agreement or insurance contract forming a part of such Compensation and Benefit Plans have been provided or made available to the Purchaser prior to the date hereof. The Compensation and Benefit Plans are listed in Annex 5.8.5. All Compensation and Benefit Plans are in compliance with all applicable law. All contributions required to be made under the terms of any Compensation and Benefit Plan have been timely made or have been reflected in the 2004 Financial Statements.

            5.8.6 Other than listed in Annex 5.8.6 the employment agreements and other understandings between the Company and their employees do not contain any of the following provisions: long term employment guarantees, promises for future compensation increases, outsourcing restrictions, golden parachutes, change-of-control bonuses, severance benefits or other commitments beyond those permitted by statutory German law or customary in the industry.

            5.8.7 The Company has no workers council (Betriebsrat) nor is it bound by any collective bargaining agreement (Tarifvertrag) with the exception of collective bargaining agreements that are declared generally applicable. To the knowledge of the Seller, the Company has always complied with the mandatory provisions of the German Employee Invention Act (Arbeitnehmererfindungsgesetz).

      5.9 Taxes and other Public Impositions.

            5.9.1 The Company has duly prepared and duly and timely filed, in accordance with all applicable laws, all tax returns, statements, reports and forms required to be filed with respect to any tax period (Veranlagungszeitraum) ending prior to or on the Closing Date, provided that such filing is due on or before the Closing Date. All information required to be supplied to any tax authority has been or will be duly and timely supplied. The returns are true and complete and all taxes due and payable on the returns or any tax assessment relating to any tax periods ending prior to or on the Closing Date have been timely and fully paid. To the knowledge of the Sellers, other than listed in Annex 5.9.1 there are no tax-related audits, actions, proceedings, investigations, claims or assessments pending, proposed or threatened against or with respect to the Company. The Company has not received any tax ruling or entered into any written and legally binding agreement or is currently under negotiations to enter into any such agreement with any tax authority. No waivers of statutes of limitations have been given or requested with respect to any taxes of the Company.

            5.9.2 The aforesaid shall apply mutatis mutandis to all social security contributions and other public law dues and public impositions of any kind (herein collectively referred to as "Public Impositions").

      5.10 Public Grants. The Company has applied for, received and used those certain public subsidies, allowances, aids and other public grants set forth in Annex 5.10. The terms and conditions of these public subsidies, allowances, aids and other public grants and all other relevant documentation including the correspondence of the Company with the granting entities have been disclosed to the Purchaser prior to the signature of this Agreement as part of the Purchaser's due diligence exercise. Other than disclosed in the course of Purchaser's due diligence, to Seller's knowledge, no additional circumstances exist which will cause the grantor of the subsidies, allowances, aids and other public grants to require the repayment in whole or in part of any such subsidies, allowances, aids and other public grants.

      5.11 Legal Proceedings. Other than listed in Annex 5.11 there are no material civil, criminal, administrative, judicial or arbitration proceedings pending or, to the knowledge of the Sellers, threatened to which the Company is a party nor are there, to the knowledge of the Sellers, any facts or circumstances that are likely to result in any civil, criminal, administrative, judicial or arbitration proceedings against the Company.

      5.12 Licenses and Permits, Insurances.

            5.12.1 The Company has obtained all licenses and permits required for the operation of all buildings, installations and other facilities currently used by the Company as well as for all other aspects of the conduct of their present business operations. None of such licenses and permits has been revoked or restricted or to the knowledge of Sellers threatened to be revoked or restricted.

            5.12.2 The Company is reasonably insured against all business risks as is customary and reasonable for the industry. The business insurances have not been terminated and there are no insurance premiums due but outstanding.

      5.13 Real Estate. The Company owns no real estate. No rent for the business premises is due but outstanding.

      5.14 Conduct of Business. From the beginning of the current fiscal year through the Closing, the business operations of the Company have been and will be conducted in the ordinary course of business. From the date hereof through the Closing, the Company has not and will not have:

            5.14.1 declared or made any payment of dividends or other distribution to stockholders or upon or in respect of any shares of their capital stock, or purchased, redeemed or undertaken to purchase or redeem, any of their shares of their capital stock or other securities;

            5.14.2 mortgaged, pledged or subjected to liens, charges, security interests or any other encumbrances or restrictions any of its property, business or assets, be they tangible or intangible unless in the ordinary course of business;

            5.14.3 sold, transferred, agreed to transfer, leased to others or otherwise disposed of, acquired or agreed to acquire any assets (including, without limitation, equity interests or other participations), except for fixed assets and inventory acquired or sold in the ordinary course of business, or cancelled or settled any debt or claim, or waived or released any right of material value;

            5.14.4 received any notice of termination of any contract, lease or other agreement or suffered any damage, destruction or loss (whether or not covered by insurance) which, in any case or in the aggregate, has had a material negative effect on the assets, operations or prospects of the Company;

            5.14.5 been subject to or to Sellers' knowledge threatened by any employee strikes, work stoppages, slow-downs or lockouts, or had any material change in its relations with its employees;

            5.14.6 transferred or granted any rights under, or entered into any settlement regarding the breach or infringement of, any of the intellectual property rights or similar rights, or modified any existing rights with respect thereto;

            5.14.7 instituted, settled or agreed to settle any litigation, action or proceeding before any court, arbitration tribunal or governmental body which had a material adverse effect on the business of the Company; or

            5.14.8 made any changes or amendments of the articles of association of the Company and will after the date of this Agreement not pass any shareholders' resolutions to materially change or amend the articles of association without express written approval of the Purchaser.

      5.15 The monthly financial reports for the year 2005 which have been submitted to Purchaser have been prepared according to the same standards and methods as monthly financial statements in the previous years.

      5.16 To the knowledge of Sellers, there was no event beyond the scope of the normal business of the Company which might have a material negative effect on the business of the Company.

                                   SECTION 6

                   Representations and Warranties of Purchaser

      The Purchaser hereby guarantees to the Sellers subject to the requirements and limitations provided in Section 7 hereof or otherwise in this Agreement by way of an independent promise of guarantee in accordance with Section 311 Para. 1 of the German Civil Code (Buergerliches Gesetzbuch) (selbstaendiges Garantieversprechen i.S.d. ss. 311 Abs. 1 BGB) (herein referred to as the "Purchaser Guaranties") that the statements made in this Section 6 are complete and accurate as of the date of this Agreement and as of the Closing Date, it being understood that such statements shall not constitute a guarantee of properties concerning the object of the purchase within the meaning of Sections 443, 444 of the German Civil Code (Beschaffenheits- oder Halbarkeitsgarantie):

      6.1 Matters Relating to Purchaser. The Purchaser is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and the Purchaser and its subsidiaries have full corporate and legal power and authority necessary to own, lease and operate their assets, to carry out their business as now conducted and to enter into and consummate the transactions contemplated by this Agreement. Purchaser has obtained all consents, approvals or authorizations and itself has duly authorized, executed and delivered all documents necessary to consummate, execute and deliver this Agreement and all transactions contemplated hereby; each such document constitutes the legal, valid and binding obligation of Purchaser enforceable against Purchaser in accordance with their respective terms, and the execution, delivery and performance by Purchaser of such documents does not and will not conflict with, contravene, result in a violation, termination right or breach of or default under (with or without the giving of notice or the lapse of time), or result in the creation of any lien or encumbrance (or obligation to create any lien or encumbrance) upon any of the assets of Purchaser, in each case under (i) any law applicable to Purchaser or its subsidiaries, (ii) any contract to which Purchaser or its subsidiaries are a party or by which any of their assets may be bound, (iii) any note, bond, lease mortgage, indenture or obligation to which Purchaser or its subsidiaries are a party, or (iv) any of the organizational documents of Purchaser. The Purchaser has made available to Sellers a complete and correct set of the Purchaser's organizational documents, as amended to date which are in full force and effect. The Purchaser is in compliance in all material respects with all applicable laws. The Purchaser has timely filed with the SEC all documents required to be filed by it under the Securities Act and the Exchange Act of 1934, as amended (the "Exchange Act"). As of their respective dates, the Purchaser's Exchange Act reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated in them or necessary in order to make the statements in them, in light of the circumstances under which they were made, not misleading. The Purchaser has taken no action designed to, or likely to have the effect of, terminating the registration of its common stock under the Exchange Act or terminating its common stock from continuing to be quoted on the Over-the-Counter Bulletin
Board, nor has the Purchaser received any notification that the SEC or the Over-the-Counter Bulletin Board is contemplating terminating such registration or quotation.

      6.2 Matters Relating to Consideration Shares. Upon issuance of the Consideration Shares in accordance with the terms of this Agreement, the Consideration Shares will be duly authorized, validly issued and outstanding and fully paid and non assessable. The issuance of the Consideration Shares will not be subject to preemptive, subscription or similar rights of any shareholder of the Purchaser or any other person. The Consideration Shares will have the voting and other rights of the common stock of the Purchaser. Each of the Consideration Shares will be evidenced by a validly issued and duly existing share
certificate.  No  consent,  approval,  authorization,   order,  registration  or
qualification of or with any court, governmental agency or body having jurisdiction over the Purchaser is required for the issue of the Consideration Shares or for the consummation by the Purchaser of the transactions contemplated by this Agreement.

      6.3 Conduct of Business. From the beginning of the current fiscal year through the Closing, the business operations of the Purchaser have been and will be conducted in the ordinary course of business. In particular, other than disclosed in Annex 6.3 the Purchaser has not and will not have encountered an event beyond the normal business, carried out in accordance with past practice, which (i) might have a material adverse effect on the business of the Purchaser or (ii) represents a material breach of any laws applicable to the Purchaser. The Purchaser has not received any notices nor has knowledge of any claim alleging failure to comply with any applicable laws, and no material expenditures are or will be required to comply with any of the applicable laws.

      6.4 No Insolvency Proceeding of Purchaser. No bankruptcy, insolvency or judicial composition proceedings have been initiated or applied for under any applicable law against the Purchaser nor have any legal proceedings or other enforcement measures been initiated or applied for with respect to any property or other assets of the Purchaser. There exist no circumstances which would require the opening of such proceedings or justify or require the avoidance of this Agreement in the future; in particular, the Purchaser is not insolvent (zahlungsunfaehig), has ceased or suspended payments (Zahlungen eingestellt) or is over-indebted (ueberschuldet) within the meaning of applicable laws such that it would have to file a petition of bankruptcy (Insolvenzantrag).

                                   SECTION 7

                                    Remedies

      7.1 Damages.

            7.1.1 If any of the Seller Guaranties set forth in Section 5 hereof is not true, complete and accurate ("Purchaser Guarantee Claim") and has a material adverse effect on the Company, its business or the transactions contemplated by this Agreement, the Sellers shall compensate the Purchaser for damages resulting therefrom as provided for herein. If any of the Purchaser Guaranties set forth in Section 6 hereof is not true, complete and accurate ("Seller Guarantee Claim") and has a material adverse effect on the Purchaser, its business or the transactions contemplated by this Agreement, the Purchaser shall compensate the Sellers for damages resulting therefrom as provided for herein (the Purchaser Guarantee Claim and the Seller Guarantee Claim are together hereinafter referred to as the "Guarantee Claim").

            7.1.2 In limitation of Section 7.1.1 hereof, neither the Sellers nor the Purchasers shall be liable for consequential damages and for damages for lost profits. Neither the Purchaser nor the Sellers shall have the right to rescind from this Agreement for any breach of any of the Sellers Guaranties or the Purchaser Guaranties, as the case may be.

      7.2 Notice of Guarantee Claim. In the event of a Guarantee Claim, the Purchaser or the Sellers, as the case may be, shall give notice of the Guarantee Claim to the other Party as soon as practical, such notice to include a statement of the facts upon which the Guarantee Claim is based and the amount of the Guarantee Claim to the extent that such amount can be determined at the time when notice is given.

      7.3 Exclusion of Purchaser Guarantee Claims. The Sellers shall not be liable for, and the Purchaser shall not be entitled to bring or, as the case may be, the Purchaser shall not be liable for, and the Sellers shall not be entitled to bring, any Guarantee Claim in connection with this Agreement, if and to the extent that:

            7.3.1 the amount of the Guarantee Claim in relation to the incident giving rise to the Guarantee Claim has been recovered or can be recovered under any insurance policy of the Company which exists at Closing or could have been so recovered had Purchaser timely filed a respective claim under such insurance policy; or

            7.3.2 the Guarantee Claim results from a failure of the Purchaser or the Company or, as the case may be, of the Sellers to mitigate damages pursuant to Section 254 of the German Civil Code.

      7.4 Exclusion of Further Remedies. The Sellers and the Purchaser agree that the remedies the Purchaser or the Company may have against the Seller in case of a Guarantee Claim set forth in this Agreement are solely governed by this Agreement, and the remedies provided for by this Agreement shall be the exclusive remedies available to the Purchaser or the Company, provided that the Purchaser shall not be barred from resorting to other remedies against a specific Seller if such Seller is shown to have committed fraud to the detriment of the Purchaser in connection with this Agreement. The Purchaser and the Sellers agree that all other remedies, including, without limitation, any right to rescind (zuruecktreten) from, cancel (widerrufen) or terminate the agreement or the transactions contemplated hereby or any rights as determined in Sections 280 Subsec. 2, 311 Subsec. 2, 241 German Civil Code (BGB) (positive Vertragsverletzung) are excluded. These exclusions shall apply accordingly for any remedies of the Sellers.

      7.5 Knowledge of Sellers. For the purposes of this Agreement, any fact or circumstance shall be deemed to exist to the "knowledge" of the Sellers whenever it can be shown that any Seller is consciously aware or could have been aware of such fact or circumstance if such Seller had reason to undertake inquiries caused by the information available to such Seller. As far as Sellers are directors of the Company (Vorstand) the "knowledge" encompasses all facts and circumstances of which such Sellers could have been aware by applying the care of a reasonable businessman.

                                   SECTION 8

                        Defense of Claims; Duty to Inform

      8.1 If a claim under Section 7 hereof arises in connection with any civil, administrative, judicial or arbitration proceeding to which the Company, the Sellers or the Purchaser is or is likely to become a party or the Purchaser or the Sellers, as the case may be, otherwise become aware that such a claim is likely to arise the Purchaser or the Sellers, as the case may be, shall immediately notify the other Parties in writing of such actual or anticipated proceedings and such claim or potential claim, and the following provisions shall apply:

            8.1.1 Any single or joint representative of the Sellers or any representative of the Purchaser appointed after Closing, shall have the right - but not the obligation - at any time and at its cost to conduct and assume full control of all or any part of such proceedings or otherwise defend, resist, appeal, settle or contest or take any other action which such Sellers' or Purchaser's representative, as the case may be, reasonably considers necessary or beneficial - whether in the course of such proceeding or otherwise - for the defense against such claim or potential claim. Unless and until such Sellers' or Purchaser's representative, as the case may be, assumes conduct by notice in writing to the Purchaser or the Sellers, as the case may be, the Purchaser or the Sellers shall have conduct of such proceedings and defense against such claim or potential claim. The Sellers' or Purchaser's representative, as the case may be, shall not have the right, however, to enter into binding settlement agreements without prior approval in writing of the Purchaser or the Sellers, as the case may be; and

            8.1.2 In any event such Sellers' or Purchaser's representative shall keep the Purchaser or Sellers, as the case may be, fully informed of and shall allow the Purchaser or Sellers, as the case may be, to comment at any time on the progress of such proceedings or such defense.

      8.2 If the Purchaser or the Sellers, as the case may be, should elect to conduct such proceedings and to defend itself - from which they are not precluded - or the Purchaser or the Sellers, as the case may be, refuse to consent to a binding settlement proposed by the Sellers' or Purchaser's representative, as the case may be, the Purchaser or the Sellers, as the case may be, failure to allow such Sellers' or Purchaser's representative, as the case may be, to participate in the above procedure or to so settle the claim will have the consequence that in case the Sellers or Purchaser can demonstrate that as a result thereof the liability for the Sellers or Purchaser is higher, Sellers or Purchaser, as the case may be, will not have to indemnify the other Party for such excess liability.

                                   SECTION 9

                                  Tax Indemnity

      9.1 Indemnification. The Sellers shall indemnify and hold harmless the Purchaser from and against (i) any liability for Taxes payable by the Company which are attributable to any taxable period or portion thereof ending on or before the Closing Date, provided that such liabilities exceed the liabilities or accruals/reserves for Taxes relating to said period as shown in the Company's Financial Statements and (ii) any liability arising from a breach of any tax guarantee contained in Section 5 hereof. "Tax" or "Taxes" shall mean any taxes, charges, duties and levies of any kind including Public Impositions imposed by any federal, state, local or foreign governmental authority competent for the imposition of any such Tax (herein referred to as the "Tax Authority") including contributions to the social security together with any interest and any penalties, additions to tax or additional amounts imposed by such Tax Authority with respect to such amounts.

      9.2 Tax Benefit. Any payment by the Sellers pursuant to Section 9.1 shall be reduced by (i) an amount equal to any Tax benefits to the Purchaser which are attributable to the event or claim giving rise to such payment (e.g. tax deductions resulting from higher depreciation (Phasenverschiebung)) and (ii) any refund or credit for taxes to the Purchaser (e.g., by actual payment, set-off, deduction or otherwise) attributable to any taxable period or a portion thereof that ends on or before the Closing Date, provided that such refunds or credits are not reflected as an asset in the Company's Financial Statements. The same shall apply in the event that accruals and liabilities relating to Taxes to be imposed for periods ending on or before the Closing Date prove to exceed the actual tax burden as determined by the competent tax authorities in a non-appealable manner.

      9.3  Procedural  Issues,  Duty  to  Inform,  Time  Limits,  Exclusions  of
Liability.

            9.3.1 After learning of any demand for Taxes which might trigger a claim for indemnification of the Purchaser against the Sellers pursuant to
Section 9.1 above, the Purchaser shall within two (2) weeks give notice thereof to the Sellers. Within further three (3) weeks, the Purchaser shall specify in reasonable detail the basis for such claim and shall include a copy of any relevant correspondence so far exchanged in this matter. If the Sellers so elect by a notice to the Purchaser without undue delay after having received the aforesaid notice from the Purchaser, the Sellers shall be entitled to assume control of the defense of such claim employing their own counsel at their sole cost, expense and risk. As long as the Sellers are defending a claim, the Purchaser shall provide or cause to be provided to the Sellers any information reasonably requested by the Sellers relating to such claim, and the Purchaser shall otherwise cooperate with the Sellers and their representatives in good faith in order to contest effectively such claim. The Sellers shall inform the Purchaser of all developments and events relating to such claim and the Purchaser shall be entitled, at its expense, to employ own counsel and to attend but not to participate in or to control, all conferences, meetings and proceedings relating to such claim.

            9.3.2 If the Sellers do not assume control of the defense of a specific claim, the Purchaser shall have full control of such defense and such proceedings. If requested by Purchaser, the Sellers shall cooperate in good faith with the Purchaser in order to contest effectively such claim. The Sellers shall be entitled, at their expense, to employ their own counsel and to attend, but not to participate in or to control, all conferences, meetings and proceedings relating to such claim. The Purchaser shall not settle or otherwise compromise a Tax claim for which indemnification may be sought without prior approval from the Sellers which shall not be unreasonably withheld. Such approval is deemed given, if no objection is raised within four (4) weeks upon receipt of a specific written proposal to settle.

            9.3.3 The Purchaser will inform the Sellers without undue delay of any forthcoming tax audit regarding the Company for any period or portion thereof ending on or before the Closing Date. The Purchaser shall grant to the Sellers and their advisers the right to participate in all meetings with the tax auditors. Furthermore, the Purchaser shall grant the Sellers' professional advisers access to all records and other supporting material relevant in this context. In the event that the Purchaser substantially fails to comply with its obligations under this Section 9, any claims by the Purchaser against the Sellers for indemnification under this Section 9 relating to such failure shall be forfeited.

            9.3.4 Any claims of the Purchaser pursuant to this Section 9 shall become time-barred after three (3) months from the date on which the respective tax assessment has become final (endgueltig materiell bestandskraeftig) or after the Time Limitation (as defined in Section 10.1) has lapsed, whichever date occurs first.

            9.3.5 The Sellers shall not be obligated to make any payment pursuant to this Section 9 until such time as (i) the Sellers are notified by the Purchaser of the amount of the requested payment in accordance with Section 9, and (ii) five (5) Business Days after the obligation to make such payment becomes due.

            9.3.6 There shall not be a claim by the Purchaser under Section 9.1 above in the event that:

            (a) The Tax liabilities are paid or discharged before the Closing Date;

            (b) The Tax  liabilities  arise as a  result  of any  change  in Tax
      rates,  any  other  legislative   changes  or  new  regulations  or  other
      government pronouncements made after the Closing Date;

            (c) The Tax liabilities arise because of a transaction, action or omission by the Purchaser;

            (d) The Tax liabilities arise because of the failure of the, to comply with the obligations contained in this Section 9;

            (e) The Tax liabilities arise because of the willful or negligent making of a claim, election or giving of a notice under the provisions of any statute or regulation relating to Tax (or failure to do so), in each case after the Closing Date by the Purchaser; or

            (f) The Tax liabilities are the subject of a valid claim for repayment or indemnification against any third party and if the Purchaser has not taken steps to enforce such claim or otherwise payment was received from such third party.

                                   SECTION 10

                           Limitations of Liabilities

      10.1 Time Limits. All Guarantee, indemnification, hold harmless and similar claims arising under this Agreement shall be time-barred after December 31, 2006 (herein collectively referred to as the "Time Limitation") provided, that the Party making the claim has not notified the Sellers or Purchaser, as the case may be of such claims by written notice on or prior to December 31, 2006.

      10.2 De Minimis. No liability shall arise for the Sellers under this Agreement to the extent that the aggregate amount of all claims of the Purchaser does not exceed EUR 50,000 (fifty thousand Euro) (herein referred to as the "De Minimis Claims"). In case the aggregate amount of all claims of the Purchaser is greater than EUR 100,000 (one hundred thousand Euro) the Sellers' liability shall be the aggregate amount of all claims including the De Minimis Claims. This limitation shall not apply to all claims of the Purchaser arising as a result of willful or intentional breaches of the Sellers' obligations under this Agreement. Other than for any claims Sellers have in respect of the full and unrestricted payment of the Cash Purchase Price and the Stock Purchase Price and the issuance and registration of the Consideration Shares together with all related representations, warranties and remedies given by the Purchaser in this Agreement, the forgoing provisions shall apply accordingly for all claims of the Sellers under this Agreement.

      10.3 Liability Cap. The aggregate liability of the Sellers under this Agreement (with the exception of the obligation of Sellers to transfer their shares in GAVITEC AG to Purchaser) shall not exceed US $ four million (4,000,000.00) and the liability of each individual Seller shall not exceed its pro rata portion of the purchase price, as paid to such Seller as described in Annex 4.3, in relation the aggregate total liability of US $ four million (4,000,000.00). Other than for any claims Sellers have in respect of the full and unrestricted payment of the Cash Purchase Price and the Stock Purchase Price and the issuance and registration of the Consideration Shares together with all related representations, warranties and remedies given by the Purchaser in this Agreement, the forgoing liability cap shall apply accordingly for the aggregate liability of the Purchaser under this Agreement.

      10.4 Compensation Option for Sellers. The Sellers shall have the option to compensate the Purchaser for any claims the Purchaser may have against the Sellers under this Agreement either in cash or by returning Consideration Shares or Escrow Shares, as the case may be, at the then present market value of such shares. However, if the Sellers at such time are able to sell Consideration Shares under Rule 144(k) of the Securities Act or the Registration Statement or any Piggyback Registration (each as defined in Section 16) has been declared effective) and the market value of such shares is lower than the Liquidity Price, the value of such shares shall be equal to the Liquidity Price (adjusted by the Closing Price Adjustment, as the case may be, applying the provisions of
Section 4.2.1 hereof). If the Registration Statement or the Piggyback Registration Statement has not been declared effective or if the Consideration Shares are not eligible to be sold under 144(k) and the then present market value or if such value of the Consideration Shares or the Escrow Shares, as the case may be, is less than the Closing Price, the Consideration Shares or the Escrow Shares, as the case may be, will be valued at the Closing Price.

                                   SECTION 11

                                Non-Solicitation

      Each Seller undertakes for a period of 180 days from September 22, 2005, not to solicit or entice away from the Company or to offer employment to or employ, or to offer or conclude any contract for services with any person who was employed by the Company at the Closing Date.

                                   SECTION 12

                          Post Contractual Competition

      The Sellers which are employed by or are managing directors of the Company at the date of this Agreement undertake not to compete with the Company in the area of designing or manufacturing software and systems for 2d-code and barcode reading with mobile phone cameras and from mobile phone displays (hereinafter referred to as "Competition Field"), in Europe upon the Closing of this Agreement and for a period of two years after the Closing Date. The obligation not to compete includes the obligation not to take up an employment with any direct competitor of the Company in the Competition Field, nor to advise, represent, or act in other function for a direct competitor of the Company in the Competition Field and not to acquire interests in any direct competitor of the Company in the Competition Field. This does not apply to the acquisition of interests of less than 8 % in public or private companies as capital investment. All other Sellers are not limited by this Section or this Agreement to be or get employed by any competitor of the Company in the Competition Field or to advise, represent, or act in any function for a direct competitor of the Company in the Competition Field and to acquire interests in any direct competitor of the Company in the Competition Field.

                                   SECTION 13

                       Confidentiality and Press Releases

      13.1 Confidentiality in Relation to the Companies. For a period of three years from September 20, 2005 each Seller shall keep strictly confidential all information it has on the intellectual and technical know-how of the Company and shall not use such confidential information for itself or for any third party except to the extent that the relevant facts are publicly known or disclosure is required by law. However, in limitation of the foregoing, the Sellers shall not be restricted to disclose information on commercial matters of the Company, in particular, without limitation, on the business case of the Company; GZ Paul shall also not be limited to fully disclose information about its investment in the Company in the context of fund raising and reporting activities and to allow its parents and affiliated companies to disclose information to the extent GZ Paul itself is permitted to do so. Sellers shall not, however, disclose any information with regards to strategic planning of the Company, its marketing and development strategies and its price determination and calculation principles. Financial data of the Company shall be disclosed only if such data have been or will be disclosed under ss.ss. 325-329 German Commercial Code (Handelsgesetzbuch). The forgoing last two sentences shall not restrict GZ Paul to disclose information to any of its parents and affiliated companies provided that such parents and affiliated companies are bound by confidentiality agreements.

      13.2 Confidentiality in Relation to this Agreement and the Parties. The Parties to this Agreement shall keep strictly confidential any information obtained by them in connection with the negotiation and conclusion of this Agreement with respect to this Agreement, the transactions contemplated herein and the respective other Parties except to the extent that the relevant facts are publicly known or disclosure is required by law. The Parties shall, however, have the right to submit any information to any third party for the purposes of and to the extent reasonably required for the execution and consummation of this Agreement and the transactions contemplated herein.

      13.3 Press Statements. Before making any press release or similar voluntary announcement with respect to the transactions contemplated herein, the Parties and the Company shall (or, in the case of public announcements required by applicable law or stock exchange regulations, use their best efforts to) reach an agreement on the content of such press release or similar voluntary announcement.

                                   SECTION 14

                            Costs and transfer taxes

      14.1 Costs. Each Party shall bear its own costs and expenses in connection with the preparation, execution and consummation of this Agreement, including, without limitation, any and all professional fees and charges of its advisors. The Purchaser shall bear any and all costs of the audit of any Company financial statements required by SEC rules and regulations to be included in the Registration Statement or any Piggyback Registration (as defined in Section 16).

      14.2 Transfer Taxes. Any transfer taxes, turnover tax, value added, acquisition tax, stamp duty and similar taxes or charges resulting from the execution and consummation of this Agreement, including, without limitation, for the issuance and registration of the Consideration Shares, accruing in Germany, the United States of America or in any other country shall be exclusively borne by the Purchaser.

      14.3 Costs and Indemnification of Taxes in the United States. All costs, expenses and Taxes in the United States relating to or in connection with, including, but without limitation, the issuance, registration and transfer of the Consideration Shares shall be borne by the Purchaser.

      Purchaser agrees to indemnify and hold harmless each Seller from and against any costs, expenses or Taxes in the United States which are imposed upon or will be imposed upon and payable by the Sellers at any time relating to or in connection with, including, but without limitation, the issuance, registration and transfer of the Consideration Shares.

      For the avoidance of doubt, any Taxes in Germany (including, but not limited to personal income Taxes) imposed upon the Sellers in connection with the acquisition or later disposal or transfer of the Consideration Shares shall be borne by the Sellers.

                                   SECTION 15

                      Assignments of Rights and Obligations

      15.1 No Assignment without Consent. This Agreement and any rights and obligations hereunder cannot be transferred or assigned in whole or in part without the prior written consent of the other Parties hereto.

                                   SECTION 16

                      Registration of Consideration Shares

      16.1 Registration Statement. The Purchaser shall use its best efforts to file with the SEC, as promptly as practicable following the completion of the audited financial statements of the Company required by SEC rules and regulations to be included in the Registration Statement, which financial statements the Purchaser and the Sellers agree to cooperate to complete as promptly as practicable following the Closing (and the cost of the audit for which the Purchaser shall bear), a registration statement on Form S-1, SB-2, or S-3 registering for resale all of the Consideration Shares by the Sellers from time to time (the "Registration Statement"). The Purchaser shall use its best efforts to cause the Registration Statement to be declared effective by the SEC as promptly as practicable. The Purchaser shall cause the Registration Statement to remain continuously effective until the date on which all of the Consideration Shares are eligible to be sold by the Sellers pursuant to Rule 144(k) under the Securities Act or such earlier time as all of the Consideration Shares covered by the Registration Statement have been sold thereunder. Purchaser shall not allow any registration statement (other than a registration relating solely to employee benefit plans on Form S-8, the Purchaser's registration statement on Form S-3 (file no. 333- 125239) or the Purchaser's registration statement on Form S-4 (file no. 333-123848)) to be declared effective by the SEC prior to the Registration Statement being declared effective by the SEC. If the Registration Statement is not declared effective by September 1, 2006, the Stock Purchase Price will accrue interest at a rate of 8% per annum until the date on which all of the Consideration Shares are eligible to be sold by the Sellers pursuant to Rule 144(k) under the Securities Act. Any accrued interest shall be payable in cash within 30 days of the date on which all of the Consideration Shares are eligible to be sold by the Sellers pursuant to Rule 144(k) under the Securities Act.

      16.2 Piggyback Registrations.

            16.2.1 Whenever the Purchaser proposes to register any of its securities (other than a registration relating solely to employee benefit plans on Form S-8 or relating solely to the sale of debt or convertible debt instruments, or any registration statement on Form S-4) and the registration form to be filed may be used for the registration or qualification for distribution of Consideration Shares, the Purchaser will give prompt written notice to all Sellers of its intention to effect such a registration and will include in such registration all Consideration Shares with respect to which the Purchaser has received written requests for inclusion therein within fifteen
(15) days after the date of the Purchaser's notice (a "Piggyback Registration"). Any Seller that has made such a written request may withdraw its Consideration Shares from such Piggyback Registration by giving written notice to the Purchaser and the managing underwriter(s), if any, on or before the thirtieth
(30th) day prior to the planned effective date of such Piggyback Registration. The Purchaser may terminate or withdraw any registration under this Section 16.2 prior to the effectiveness of such registration, whether or not any Seller has elected to include Consideration Shares in such registration, and except for the obligation to pay registration expenses pursuant to Section 16.3.5 the Purchaser will have no liability to any Seller in connection with such termination or withdrawal.

            16.2.2 If the registration referred to in Section 16.2.1 is proposed to be underwritten, the Purchaser will so advise the Sellers as a part of the written notice given pursuant to Section 16.2.1. In such event, the right of any Seller to registration pursuant to Section 16.2.1 will be conditioned upon such Seller's participation in such underwriting and the inclusion of such Seller's Consideration Shares in the underwriting, and each such Seller will (together with the Purchaser and the other Sellers distributing their securities through such underwriting) enter into an underwriting agreement in customary form with the underwriter or underwriters selected for such underwriting by the Purchaser. If any Seller disapproves of the terms of the underwriting, such Seller may elect to withdraw therefrom by written notice to the Purchaser and the managing underwriter(s).

            16.2.3 If a Piggyback Registration relates to an underwritten primary offering on behalf of the Purchaser, and the managing underwriter(s) advises the Purchaser in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of such offering, the Purchaser will include in such registration or prospectus only such number of securities that in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, which securities will be so included in the sole discretion of the underwriters.

            16.2.4 If a Piggyback Registration relates to an underwritten secondary registration on behalf of other holders of the Purchaser's securities, and the managing underwriter(s) advises the Purchaser in writing that in its opinion the number of securities requested to be included in such registration exceeds the number which can be sold without adversely affecting the marketability of the offering, the Purchaser will include in such registration only such number of securities that in the opinion of such underwriter(s) can be sold without adversely affecting the marketability of the offering, which securities will be so included in the sole discretion of the underwriters.

      16.3 Registration Procedures.

            16.3.1 In connection with the filing by the Purchaser of the Registration Statement or Piggyback Registration, within five (5) business days of filing, the Purchaser shall furnish to each Seller and to counsel (if any) selected by the Sellers, copies of all documents proposed to be filed with the SEC (including all documents to be filed on a confidential basis) in connection with such registration, which documents will be subject to the review of the Sellers and such counsel (if any).

            16.3.2 In connection with the filing by the Purchaser of the Registration Statement or Piggyback Registration, the Purchaser shall furnish to each Seller, without charge, such number of conformed copies of such Registration Statement or Piggyback Registration and of each such amendment and supplement thereto (in each case, including all exhibits and documents filed therewith (other than those filed on a confidential basis), except that the Purchaser shall not be obligated to furnish any Seller with more than two copies of such exhibits and documents), such number of copies of the prospectus included in such Registration Statement or Piggyback Registration (including each preliminary prospectus and any summary prospectus) in conformity with the requirements of the Securities Act, and such other documents, as such Seller may reasonably request in order to facilitate the disposition of the Consideration Shares owned by such Seller.

            16.3.3 The Purchaser shall use its best efforts to register or qualify the Consideration Shares covered by the Registration Statement or Piggyback Registration under the Blue Sky or state securities laws of each state of the United States; provided, however, that the Purchaser shall not be required in connection with this subsection 16.3.3 to qualify as a foreign corporation or execute a general consent to service of process in any jurisdiction.

            16.3.4 If the Purchaser has delivered preliminary or final prospectuses to the Sellers and after having done so the prospectus is amended or supplemented to comply with the requirements of the Securities Act, the Purchaser shall promptly notify the Sellers and, if requested by the Purchaser, each Seller shall immediately cease making offers or sales of shares under the Registration Statement or any Piggyback Registration and destroy all prospectuses or return all prospectuses to the Purchaser. The Purchaser shall promptly provide the Sellers with revised or supplemented prospectuses and, following receipt of the revised or supplemented prospectuses, the Sellers shall be free to resume making offers and sales under the Registration Statement or any Piggyback Registration.

            16.3.5 The Purchaser shall pay the expenses incurred by it in complying with its obligations under this Section 16, including all registration and filing fees, exchange listing fees, fees and expenses of counsel for the Purchaser, fees and expenses of one counsel retained by the Sellers and fees and expenses of accountants for the Purchaser (including the Company and its Subsidiaries), whether or not any registration or prospectus becomes effective or final, but excluding any brokerage fees, selling commissions or underwriting discounts incurred by the Seller in connection with sales under the Registration Statement or any Piggyback Registration.

      16.4 Requirements of Company Stockholders. The Purchaser shall not be required to include any Consideration Shares in the Registration Statement or any Piggyback Registration unless:

            (a) the Seller owning such shares furnishes to the Purchaser in writing for inclusion in the Registration Statement or any Piggyback Registration such information regarding such Seller as may be required under Item 507 of Regulation S-K; and

            (b) such Seller shall have provided to the Purchaser its written agreement to indemnify the Purchaser and each of its directors and officers against, and hold the Purchaser and each of its directors and officers harmless from, any losses, claims, damages, expenses or liabilities (including reasonable attorneys fees) to which the Purchaser or such directors and officers may become subject by reason of any statement or omission in the Registration Statement or any Piggyback Registration, or any amendment thereto, made in reliance upon, or in conformity with, a written statement by such Seller furnished pursuant to
      Section 16.4(a).

      16.5 Indemnification. The Purchaser agrees to indemnify and hold harmless each Seller whose shares are included in the Registration Statement or any Piggyback Registration, and their respective directors and officers, against any losses, claims, damages, expenses or liabilities to which such Seller or any of its directors and officers may become subject by reason of any untrue statement of a material fact contained in the Registration Statement any Piggyback Registration, any prospectus or preliminary prospectus, or any free-writing prospectus or any amendment or supplement thereto, or any amendment thereto, or any omission to state therein a fact required to be stated therein or necessary to make the statements therein not misleading or any violation or alleged violation by the Purchaser of the Securities Act, except insofar as such losses, claims, damages, expenses or liabilities arise out of or are based upon information furnished in writing to the Purchaser by or on behalf of such Seller for use in the Registration Statement or any Piggyback Registration, or any amendment thereto, pursuant to Section 16.4(a). The Purchaser shall have the right to assume the defense and settlement of any claim or suit for which the Purchaser may be responsible for indemnification under this Section 16.5.

      16.6  Assignment  of Rights.  A Seller  may  assign its rights  under this
Section 16 in connection with the transfer of some or all of its Consideration Shares, provided each transferee agrees in a written instrument delivered to the Purchaser to be bound by the provisions of this Section 16.

                                   SECTION 17

                                    Notices

      17.1 Form of Notice. Any notice or other declaration hereunder shall be in writing (including by telefax), unless notarization or any other specific form is required, and shall become effective upon receipt by the recipient Party.

      17.2 Notices to Sellers. Any notice or other declaration to be given to the Sellers hereunder shall be addressed as follows:

            1.  GZ  Paul   Partners  BV,   Vredehofstraat   7,  3761  HA  Soest,
      Niederlande,

            2.     Juelicher     Kapital      Beteiligungsgesellschaft      mbH,
      Karl-Heinz-Beckurts-Str. 13, 52428 Juelich,

            3. Herrn Joerg Kuechen, Ginsterweg 7, 52134 Herzogenrath,

            4. Herrn Richard Rolf Reuter, Feldstra(beta)e 4, 52146 Wuerselen,

            5.  Herrn  Ralph  Schraven,   Steckendorferstra(beta)e   126,  47798
      Krefeld,

            6. Herrn Franz-Josef Titz, Schafenberg 40, 52379 Langerwehe,

            7. Herrn Dr.  Christian  Steinborn,  II.  Rote-Haag-Weg  11a,  52076
      Aachen,

            8. Herrn Laurens Nunnink, Vinkedelstraat 3, NL-6369 BT Simpelveld,

            with a copy to Debevoise & Plimpton LLP, attention Dr. Thomas Schuerrle and Dr. Jesko T. Kornemann, Taubenstra(beta)e 7-9, 60313 Frankfurt am Main, Germany.

      17.3 Notices to Purchaser. Any notice or other declaration to be given to the Purchaser hereunder shall be addressed as follows:

            Mr. David A. Dodge, VP & CFO, NeoMedia Technologies, Inc., 2201 Second Street, Suite # 600, Fort Myers, FL 33901, USA

            with a copy to THUEMMEL, SCHUETZE & PARTNER, attention Dr. Harro Wilde, Urbanstr. 7, 70182 Stuttgart, Germany

      17.4 Change of Address. The Parties shall communicate any change of their respective addresses set forth in Sections 17.2. and 17.3 as soon as possible in writing to the respective other Parties and their advisors.

      17.5 Copies to Advisors. The receipt of copies of notices or other declarations hereunder by the Parties' advisors shall not constitute or substitute the receipt of such notices or other declarations by the Parties themselves.

                                   SECTION 18

                                  Miscellaneous

      18.1 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of Germany, excluding its provisions on conflict of laws and the United Nations Convention on Contracts for the International Sale of Goods (CISG).

      18.2 No Set-Off or Right of Retention. No Party, except as provided otherwise herein, shall be entitled (i) to set-off (aufrechnen) any rights and claims it may have against any rights or claims any other Party may have under this Agreement or (ii) to refuse to perform any obligation it may have under this Agreement on the grounds that it has a right of retention (Zurueckbehaltungsrecht) unless the rights or claims of the relevant Party claiming a right of set-off (Aufrechnung) or retention (Zurueckbehaltung) have been acknowledged (anerkannt) in writing by the relevant other Party/Parties or have been confirmed by final decision of the arbitration court (Schiedsgericht).

      18.3 Arbitration.

            18.3.1 Any dispute, controversy or claim arising from or in connection with this Agreement and its execution shall be resolved by prompt negotiations between the Sellers and the Purchaser to be held in good faith and in a spirit of mutual cooperation. If such dispute cannot be settled within 30 Business Days from the date of written notice by either Party of the existence of such dispute, the dispute shall, upon the written request of Sellers or Purchaser with notice to the other Parties exclusively and finally be settled by arbitration under the rules of the German Institution of Arbitration e.V. without recourse to the courts of law. The venue of the arbitration shall be Frankfurt am Main, Germany. The language of the arbitral proceedings shall be English, however, attachments to briefs may be submitted in the German language only. The arbitration shall be conducted by 3 arbitrators; at least the chairman must be qualified as judge (Volljurist) under German law. The competent courts in Frankfurt am Main, Germany, shall have exclusive jurisdiction and venue for any injunctive relief in relation to this Agreement or any of the transactions contemplated hereby.

            18.3.2 In the event that mandatory applicable law requires any matter arising from or in connection with this Agreement and its execution to be decided upon by a court of law, the competent courts in Frankfurt am Main, Germany, shall have exclusive jurisdiction and venue.

      18.4 Business Day. Herein, "Business Day" means a day (other than a Saturday or Sunday) on which banks are open for business in Wuerselen.

      18.5 Amendments, Supplements, Modifications, Termination. Any amendment or supplement to or modification of this Agreement, including this provision, shall be valid only if made in writing, except where a stricter form (e.g. notarization) is required under applicable law.

      18.6 Headings. The headings and sub-headings of the Sections contained herein are for convenience and reference purposes only and shall not affect the meaning or construction of any of the provisions hereof.

      18.7 Language. This Agreement is written in the English language (except that Annexes may be in the German language). Terms to which a German translation has been added shall be interpreted throughout this Agreement in the meaning assigned to them by the German translation.

      18.8 Annexes. All Annexes attached hereto form an integral part of this Agreement.

      18.9 Entire Agreement. This Agreement constitutes the entire agreement among and between the Parties with respect to the subject matter hereof and shall substitute and supersede any negotiations, agreements and understandings, oral or written, heretofore made between the Parties with respect to the subject matter hereof. Side agreements to this Agreement do not exist.

      18.10 Several Liability. The parties jointly referred to as Seller in this Agreement shall hereunder be liable severally (teilschuldnerisch) - and not jointly (gesamtschuldnerisch) - in proportion to their participation quota in the stated capital of the Company for all payment obligations under this Agreement.

      18.11 Severability. Should any provision of this Agreement be or become invalid, ineffective or unenforceable as a whole or in part, the validity, effectiveness and enforceability of the remaining provisions shall not be affected thereby. Any such invalid, ineffective or unenforceable provision shall, to the extent permitted by law, be deemed replaced by such valid, effective and enforceable provision as comes closest to the economic intent and purpose of such invalid, ineffective or unenforceable provision. The aforesaid shall apply mutatis mutandis to any matters to which the Agreement is silent (Vertragsluecken).

      18.12 Effectiveness. This Agreement shall be countersigned in one (1) original and shall be binding upon all parties having signed this Agreement irrespective of whether the respective party has received an original hereof.



/s/ Helmut Kruger                                       /s/ Helmut Kruger (by power of attorney)
-----------------                                       ----------------------------------------
GZ Paul Partners BV                                     Juelicher Kapital Beteiligungsgesellschaft mbH


/s/ Helmut Kruger (by power of attorney)                /s/ Helmut Kruger (by power of attorney)
----------------------------------------                ----------------------------------------
Joerg Kuchen                                            Richard Rolf Reuter


/s/ Helmut Kruger (by power of attorney)                /s/ Helmut Kruger (by power of attorney)
----------------------------------------                ----------------------------------------
Ralph Schraven                                          Franz-Josef Titz


/s/ Helmut Kruger (by power of attorney)                /s/ Helmut Kruger (by power of attorney)
----------------------------------------                ----------------------------------------
Dr. Christian Steinborn                                 Laurens Nunnink


/s/ David A. Dodge
------------------
Neomedia Technologies, Inc.


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